Exhibit 3

BY-LAWS OF
McDONALD’S CORPORATION
AS AMENDED AND RESTATED
WITH EFFECT AS OF MAY 23, 2019

ARTICLE I - OFFICES
Section 1 - Registered Office - The registered office of McDonald’s Corporation (the “Corporation”) shall be maintained at the office of the Corporation’s registered agent, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The Corporation’s registered agent in Delaware is The Prentice - Hall Corporation System, Inc.
Section 2 - Other Offices - The Corporation may also have an office in the Village of Oak Brook, State of Illinois, and may also have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time appoint or the business of the Corporation may require.
ARTICLE II - MEETINGS OF STOCKHOLDERS
Section 1 - Place of Meetings - The Annual Meeting of Stockholders and any other meetings of stockholders shall be held at such place as may from time to time be determined by the Board of Directors and set forth in a notice thereof; provided, however, that in lieu of holding a meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any such meeting may be held solely by means of remote communication.
Section 2 - Presiding Officer, Order of Business - The Chairman of the Board, or in his or her absence the Chief Executive Officer, or in his or her absence any other person designated by the Board of Directors or the Chairman of the Board or the Chief Executive Officer, shall act as chairman of and preside at any meeting of the stockholders. Each of the chairman of the meeting and the Board shall have the authority to adopt and enforce rules providing for the orderly conduct of the meeting and the safety of those in attendance, including without limitation the authority to: (i) determine when the polls will open and close on items submitted for stockholder action; (ii) fix the time allotted for consideration of each agenda item and for questions and comments by persons in attendance; (iii) adopt rules for determining who may pose questions and comments during the meeting; (iv) adopt rules for determining who may attend the meeting; and (v) adopt procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting. The chairman of the meeting may adjourn or recess any meeting of stockholders, whether pursuant to Section 7 of this Article II or otherwise, and notice of such adjournment or recess need be given only if required by law.
Section 3 - Annual Election of Directors - The Annual Meeting of Stockholders for the election of Directors and the transaction of other business shall be held each year on the date and time determined by the Board of Directors. At each annual meeting, the stockholders entitled to vote shall elect Directors to succeed those whose terms then expire and may transact any other proper business. Any previously scheduled meeting of the stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

Section 4 - Voting - Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation and in accordance with the provisions of these By-Laws shall be entitled to one vote (or such lesser number of votes as may be provided with respect to holders of any series of Preferred Stock in a resolution of the Board of Directors adopted pursuant to the Certificate of Incorporation), in person or by proxy, for each share of stock entitled to vote held by such stockholder but no proxy shall be voted after three (3) years from its date unless such proxy provides for a longer period. All votes by stockholders on proposed amendments to the Certificate of Incorporation and all elections of Directors, shall be by written ballot; provided, however, that if authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission if such electronic transmission sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxyholder. All elections for Directors shall be decided as described in Section 5 of this Article II; all other questions shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote on the subject matter and present, in person or by proxy, at the meeting, except as otherwise provided by the Certificate of Incorporation, these By-Laws or the laws of the State of Delaware or the rules of any stock exchange upon which the Corporation’s securities are listed; and where a separate vote by class is required, the affirmative vote of the holders of a majority of the voting power of the shares of such class present in person or represented by proxy at the meeting shall be the act of such class.
Section 5 - Voting for Directors - A nominee for Director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that Directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for Director set forth in Section 11 or Section 12 of this Article II; and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. If Directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.
Section 6 - Submission of Information by Director Nominees - To be eligible to be a nominee for election or re-election as a Director of the Corporation, a person must deliver to the Secretary at the principal executive offices of the Corporation the following information in writing:
(i)    a statement that such person, if elected or re-elected as a Director, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors, in accordance with a publicly disclosed policy adopted by the Board of Directors in this regard;

(ii)    a statement that such person is not a party to any agreement, arrangement or understanding with, or has given any commitment or assurance to, any person or entity as to how such person will act or vote as Director on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as Director under applicable law; and that such person, if elected or re-elected, intends to refrain in the future from entering into such a Voting Commitment that would not be disclosed to the Corporation or that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as Director under applicable law;
(iii)    a statement that such person is not a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a nominee or as a Director that has not been disclosed to the Corporation; and that such person, if elected or re-elected as a Director, intends to refrain in the future from entering into any such non-disclosed agreement, arrangement or understanding;
(iv)    a statement that such person, if elected or re-elected as a Director, intends to comply with all publicly disclosed policies, principles and guidelines of the Corporation with respect to codes of conduct, corporate governance, conflict of interest, confidentiality, stock ownership and trading applicable to Directors of the Corporation; and
(v) a completed questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request).
The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent Director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
Section 7 - Quorum - At all meetings of stockholders, except as otherwise required by law, by the Certificate of Incorporation, or by these By-Laws, a majority of the voting power of the shares entitled to vote, whether present in person or represented by proxy, shall constitute a quorum. Whether or not there is such a quorum present at any meeting, the chairman of the meeting or a majority of the voting power of the shares so present or represented, shall have power to adjourn the meeting from time to time. Notice, if any, of the time and place of adjourned meetings may be given in any manner permitted by law. At any adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

Section 8 - Special Meetings -
(A)    General - Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors or by the Secretary of the Corporation at the written request of record stockholders who have, or who are acting on behalf of beneficial owners who have, an aggregate “net long position” of not less than 25% of the outstanding shares of Common Stock of the Corporation as of the record date fixed in accordance with these By-Laws (as amended from time to time) to determine who may deliver a written request to call such special meeting; provided that each such record stockholder, or beneficial owner directing such record stockholder, must have held such individual’s “net long position” included in such aggregate amount continuously for the one-year period ending on such record date and must continue to hold such “net long position” through the date of the conclusion of the special meeting (such aggregate “net long position” held for the requisite period, the “Required Percentage”). Such record stockholder’s or beneficial owner’s “net long position” shall be determined in the manner set forth in the Certificate of Incorporation of the Corporation.
(B)    Ownership Record Date - Any record stockholder (whether acting for him, her or itself, or at the direction of a beneficial owner) may, by written notice to the Secretary, demand that the Board of Directors fix a record date to determine the stockholders who are entitled to deliver a written request to call a special meeting (such record date, the “Ownership Record Date”). A written demand to fix an Ownership Record Date shall include all of the information that must be included in a written request to call a special meeting, as set forth in paragraph (D) of this Section 8. The Board of Directors may fix the Ownership Record Date within 10 days of the Secretary’s receipt of a valid demand to fix the Ownership Record Date. The Ownership Record Date shall not precede, and shall not be more than 10 days after, the date upon which the resolution fixing the Ownership Record Date is adopted by the Board of Directors. If an Ownership Record Date is not fixed by the Board of Directors, the Ownership Record Date shall be the date that the first written request to call a special meeting is received by the Secretary with respect to the proposed business to be submitted for stockholder approval at a special meeting.
(C)    Beneficial Ownership - A beneficial owner who wishes to deliver a written request to call a special meeting must cause the nominee or other person who serves as the record stockholder of such beneficial owner’s stock to sign the written request to call a special meeting. If a record stockholder is the nominee for more than one beneficial owner of stock, the record stockholder may deliver a written request to call a special meeting solely with respect to the Common Stock of the Corporation owned by the beneficial owner who is directing the record stockholder to sign such written request to call a special meeting.
(D)    Written Requests to Call Special Meeting - Each written request to call a special meeting shall include the following: (1) the signature of the record stockholder submitting such request and the date such request was signed, (2) the text of each business proposal desired to be submitted for stockholder approval at the special meeting, and (3) as to the beneficial owner, if any, directing such record stockholder to sign the written request to call a special meeting and as to such record stockholder (unless such record stockholder is acting solely as a nominee for a beneficial owner) (each such beneficial owner and each record stockholder who is not acting solely as a nominee, a “Disclosing Party”):

(a)    the name and address of each Disclosing Party;
(b)    all of the information required to be disclosed pursuant to subparagraphs (a)(ii), (a)(iii), (b)(i) and (b)(iii) of Section 11(A)(3) of this Article II (which information set forth in this Section 8(D)(3)(b) shall be supplemented by each Disclosing Party, not later than 10 days after the record date for determining the record stockholders entitled to notice of the special meeting (such record date, the “Meeting Record Date”), to disclose the foregoing information as of the Meeting Record Date and as of the date that is 10 days prior to the special meeting or any adjournment or postponement thereof, which shall be received by the Secretary not later than the 5th day before the special meeting);
(c)    with respect to each business proposal to be submitted for stockholder approval at the special meeting, a statement whether or not any Disclosing Party will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of Common Stock of the Corporation required under applicable law to carry such proposal (such statement, a “Solicitation Statement”); and
(d)    any additional information necessary to verify the “net long position” of such Disclosing Party (including such information for the one-year period prior to the Ownership Record Date).
Each time a Disclosing Party’s “net long position” decreases following the delivery of the foregoing information to the Secretary, such Disclosing Party shall notify the Corporation of his, her or its decreased “net long position,” together with all information necessary to verify such position, within 10 days of such decrease or as of the 5th day before the special meeting, whichever is earlier.
(E)    Invalid Requests - The Secretary shall not accept, and shall consider ineffective, a written request to call a special meeting:
(1)    that does not comply with the preceding provisions of this Section 8;
(2)    that relates to an item of business that is not a proper subject for stockholder action under applicable law;
(3)    if such written request to call a special meeting is delivered between the time beginning on the 61st day after the earliest date of signature on a written request to call a special meeting, that has been delivered to the Secretary, relating to an identical or substantially similar item (such item, a “Similar Item”) and ending on the one-year anniversary of such earliest date;
(4)    if a Similar Item will be submitted for stockholder approval at any stockholder meeting to be held on or before the 90th day after the Secretary receives such written request to call a special meeting; or

(5)    if a Similar Item has been presented at the most recent annual meeting or at any special meeting held within one year prior to receipt by the Secretary of such written request to call a special meeting.
(F)    Revocations -
(1)    A record stockholder may revoke a request to call a special meeting at any time before the special meeting by sending written notice of such revocation to the Secretary of the Corporation.
(2)    All written requests for a special meeting shall be deemed revoked:
(a)    upon the first date that, after giving effect to revocation(s) and notices of “net long position” decreases (pursuant to Section 8(F)(1) and the last sentence of Section 8(D), respectively), the aggregate “net long position” of all the Disclosing Parties who are listed on the unrevoked written requests to call a special meeting with respect to a Similar Item decreases to a number of shares of Common Stock less than the Required Percentage;
(b)    if any Disclosing Party who has provided a Solicitation Statement with respect to any business proposal to be submitted for stockholder approval at such special meeting does not act in accordance with the representations set forth therein; or
(c)    if any Disclosing Party does not provide the supplemental information required by Section 8(D)(3)(b) of this Article II or by the final sentence of Section 8(D), in accordance with such provisions.
(3)    If a deemed revocation of all written requests to call a special meeting has occurred after the special meeting has been called by the Secretary, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.
(G)    Miscellaneous - The Board of Directors shall determine the place, and fix the date and time, of any special meeting called at the request of one or more stockholders. The Board of Directors may submit its own proposal or proposals for consideration at a special meeting called at the request of one or more stockholders. The Meeting Record Date for, or the record date for determining the record stockholders entitled to vote at, a special meeting shall be fixed in accordance with Section 213 (or its successor provision) of the Delaware General Corporation Law (the “DGCL”). Business transacted at any special meeting shall be confined to the purpose or purposes stated in the notice of such special meeting.

Section 9 - Notice of Meetings - Written or printed notice stating the place, if any, date, and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given by the Secretary in advance of the meeting in accordance with applicable law to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting at his address as it appears on the records of the Corporation. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.
Section 10 - No Action Without Meeting - Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
Section 11 - Nomination and Stockholder Business -
(A)    Annual Meetings of Stockholders -
(1)     Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders at an annual meeting of stockholders may be made only (a) pursuant to the Corporation’s proxy materials for such meeting, (b) by or at the direction of the Board of Directors, (c) by any stockholder of the Corporation who (i) is a stockholder of record at the time of giving notice provided for in this Section 11 and at the time of the annual meeting of stockholders; (ii) is entitled to vote at the meeting; and (iii) complies with the notice procedures set forth in this Section 11, or (d) solely with respect to nominations of a Stockholder Nominee at an annual meeting, pursuant to Section 12 of this Article. For the avoidance of doubt, the foregoing clause (c) and (d) shall be the exclusive means for a stockholder to bring nominations or business, as applicable, (other than business properly included in the Corporation’s proxy materials for such meeting pursuant to Rule 14a-8 of the Exchange Act) before an annual meeting of stockholders.
(2)     For nominations or business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 11, such business, as determined by the chairman of the meeting, must be a proper subject for stockholder action under Delaware corporation law, and the stockholder must have given timely notice of such nomination or business in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that subject to the last sentence of this Section 11(A)(2), in the event that the annual meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting and the tenth (10th) day following the date on which public announcement of the date of such meeting is first made by the Corporation. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for Directors or specifying the size of the increased Board of Directors made by the Corporation at least ten days before the last day a stockholder may deliver a notice of nomination for Director elections in accordance with the preceding sentence, a stockholder’s notice required by this Section 11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or postponement of an annual meeting the date of which has been announced, or the public announcement of any of the foregoing, commence a new time period for the giving of a stockholder’s notice as described above.
(3)    To be in proper form, a stockholder’s notice to the Secretary must set forth the following:
(a)    as to (1) the stockholder giving the notice and (2) the beneficial owner, if any, on whose behalf the nomination or business proposal is made (each, a “party”):
(i)    the name and address of each such party;
(ii)    (A) the class or series and number of shares of the Corporation which are owned, directly or indirectly, beneficially and of record by each such party, as of the date of such notice, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation or any derivative or synthetic arrangement having characteristics of a long position in any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (for purposes of this Section 11) (a “Derivative Instrument”) directly or indirectly owned beneficially by each such party and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote, directly or indirectly, any shares of any security of the Corporation, (D) any short interest in any security of the Corporation held by each such party (for purposes of this Section 11 a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned, directly or indirectly, beneficially by each such party that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which either party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that each such party is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of each such party’s immediate family sharing the same household (which information shall be supplemented by such stockholder and such beneficial owner, if any, not later than ten (10) days after the record date for determining the stockholders entitled to notice of the meeting to disclose such ownership as of that record date); and
(iii)    any other information relating to each such party, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act;
(b)    as to a notice relating to any business other than the nomination of a Director that the stockholder proposes to bring before the meeting:
(i)    a brief description of the business desired to be brought before the meeting (including the text of each business proposal to be submitted for stockholder approval at the meeting by such stockholder), the reasons for conducting such business at the meeting, and any material interest of such stockholder and beneficial owner, if any, in such business;

(ii)    a representation as to whether or not the stockholder or beneficial owner, if any, will solicit proxies in support of such proposed business from the holders of at least the percentage of the voting power of the capital stock of the Corporation required under applicable law to carry the proposed business (a “Business Solicitation Notice”); and
(iii)    a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and
(c)    as to a notice relating to the nomination of a Director, as to each person whom the stockholder and beneficial owner, if any, proposes to nominate for election or re-election as a Director:
(i)    all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected);
(ii)    a description of all direct and indirect compensation, reimbursement, indemnification and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a Director or executive officer of such registrant;
(iii)    a representation as to whether or not the stockholder or beneficial owner, if any, will solicit proxies in support of such proposed nominee from the holders of a sufficient number of shares of capital stock of the Corporation reasonably believed by such stockholder or beneficial owner to be sufficient to elect such nominee (a “Nominee Solicitation Notice”); and

(iv)    all other information required to be submitted by nominees pursuant to Section 6 of this Article II.
(B)    Special Meetings of Stockholders - Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting in accordance with Section 8 of this Article II. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected only (a) by or at the direction of the Board of Directors or (b) provided that Directors shall be elected at such meeting, by any stockholder of the Corporation who (i) is a stockholder of record at the time of giving of notice provided for in this Section 11 and at the time of the special meeting, (ii) is entitled to vote at the meeting and (iii) delivers a timely written notice to the Secretary setting forth the information required by Section 11(A)(3)(a) and (c) of this Article II. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more Directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to the Board of Directors as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by the preceding sentence shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting and the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment or recess of a special meeting, or postponement of a special meeting the date of which has been announced, or the public announcement of any of the foregoing, commence a new time period for the giving of a stockholder’s notice as described above.
(C)    General -
(1)    A person shall not be eligible for election or re-election as a Director at an annual or special meeting of stockholders unless (a) the person is nominated by a stockholder in accordance with Section (A)(1)(c) of this Section 11 (in the case of an annual meeting) or clause (b) of the second sentence of Section (B) of this Section 11 (in the case of a special meeting), (b) the person is nominated as a Stockholder Nominee at an annual meeting in accordance with the procedures set forth in Section 12 of this Article and included in the Corporation’s proxy materials with respect to such meeting pursuant thereto, or (c) the person is nominated by or at the direction of the Board of Directors. Only such persons who are nominated in accordance with the procedures set forth in this Section 11 or Section 12 of this Article, as applicable, shall be eligible to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 11. A person nominated by a stockholder for election as Director shall not be eligible to serve as a Director if a stockholder or beneficial owner, as applicable, takes action contrary to the representations made in the Nominee Solicitation Notice or Proxy Access Notice applicable to such person. A business proposal shall not be brought before an annual meeting if a stockholder or beneficial owner, as applicable, takes action contrary to the representations made in the Business Solicitation Notice applicable to such proposal. Except as otherwise provided by law, the Certificate of

Incorporation or these By-Laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 11 or Section 12 of this Article, as applicable, and, if any proposed nomination or business is not in compliance with this Section 11 or Section 12 of this Article, as applicable, or if the stockholder or beneficial owner, if any, takes action contrary to the representations made in the Business Solicitation Notice or Nominee Solicitation Notice or Proxy Access Notice, as applicable, to declare that such proposal or nomination shall be disregarded.
(2)    For purposes of this Section 11, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(3)    Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 11 or Section 12. Nothing in this Section 11 or Section 12 shall be deemed to affect any rights of (i) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under the law, the Certificate of Incorporation or these By-Laws.
Section 12 - Inclusion of Stockholder Director Nominations in the Corporation’s Proxy Materials.
(A)    Subject to the terms and conditions set forth in these By-Laws, the Corporation shall include in its proxy materials for an annual meeting of stockholders the name, together with the Required Information (as defined in paragraph (B) below), of an eligible person nominated for election (the “Stockholder Nominee”) to the Board of Directors by one or more stockholders that satisfy the requirements of this Section 12, including qualifying as an Eligible Stockholder (as defined in paragraph (E) below), and that expressly elects at the time of providing the written notice required by this Section 12 (a “Proxy Access Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 12. For the purposes of this Section 12:
(1)     “Voting Stock” shall mean outstanding shares of capital stock of the Corporation entitled to vote generally for the election of Directors;
(2)     “Constituent Holder” shall mean any stockholder, collective investment fund included within a Qualifying Fund (as defined in paragraph (E) below) or beneficial holder whose stock ownership is counted for the purposes of qualifying as holding the Proxy Access Request Required Shares (as defined in paragraph (E) below) or qualifying as an Eligible Stockholder (as defined in paragraph (E) below);

(3)     “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Exchange Act; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership; and
(4)     a stockholder (including any Constituent Holder) shall be deemed to “own” only those outstanding shares of Voting Stock as to which the stockholder itself (or such Constituent Holder itself) possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with the foregoing clauses (a) and (b) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the stockholder (or of any Constituent Holder), shall be reduced by) any shares (x) sold by such stockholder or Constituent Holder (or any of either’s affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such stockholder or Constituent Holder (or any of either’s affiliates) for any purposes or purchased by such stockholder or Constituent Holder (or any of either’s affiliates) pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or Constituent Holder (or any of either’s affiliates), whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of Voting Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such stockholder's or Constituent Holder’s (or either’s affiliate’s) full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or Constituent Holder (or either’s affiliate), other than any such arrangements solely involving an exchange listed multi-industry market index fund in which Voting Stock represents at the time of entry into such arrangement less than 10% of the proportionate value of such index. A stockholder (including any Constituent Holder) shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder itself (or such Constituent Holder itself) retains the right to instruct how the shares are voted with respect to the election of Directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A stockholder’s (including any Constituent Holder’s) ownership of shares shall be deemed to continue during any period in which such person has loaned such shares if such person has itself retained the unqualified power to recall such shares on five business days (or less) notice or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which in either case is revocable at any time by such stockholder or Constituent Holder, as applicable. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(B)    For purposes of this Section 12, the “Required Information” that the Corporation will include in its proxy statement is (1) the information concerning the Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (2) if the Eligible Stockholder so elects, a Statement (as defined in paragraph (G) below). The Corporation shall also include the name of the Stockholder Nominee in its proxy card. For the avoidance of doubt, and any other provision of these By-Laws notwithstanding, the Corporation may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Stockholder and/or Stockholder Nominee, including any information provided to the Corporation with respect to the foregoing.
(C)    To be timely, a stockholder’s Proxy Access Notice must be received by the Secretary at the principal executive offices of the Corporation within the time periods applicable to stockholder notices of nominations pursuant to Section 11 of these By-Laws. In no event shall an adjournment or recess of an annual meeting, or postponement of an annual meeting the date of which has been announced, or the public announcement of any of the foregoing, commence a new time period for the giving of a Proxy Access Notice.
(D)    The number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 12 but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board of Directors’ nominees) appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall be the greater of (x) two (2) and (y) the largest whole number that does not exceed 20% of the number of Directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Section 12 (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:
(1)     the number of such Director candidates for which the Corporation shall have received one or more valid stockholder notices nominating Director candidates pursuant to Section 11 of these By-Laws;
(2)    the number of Directors in office or Director candidates that in either case will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such stockholder or group of stockholders, from the Corporation), other than any such Director referred to in this clause (2) who at the time of such annual meeting will have served as a Director continuously, as a nominee of the Board of Directors, for at least two annual terms, provided that this clause (2) shall not result in a reduction of the Permitted Number to less than one; and

(3)    the number of Directors in office that will be included in the Corporation’s proxy materials with respect to such annual meeting for whom access to the Corporation’s proxy materials was previously provided pursuant to this Section 12, other than any such Director referred to in this clause (3) who at the time of such annual meeting will have served as a Director continuously, as a nominee of the Board of Directors, for at least two annual terms;
provided, further, that in the event the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of Directors in office as so reduced. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 12 exceeds the Permitted Number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Voting Stock each Eligible Stockholder disclosed as owned in its Proxy Access Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(E)    An “Eligible Stockholder” is one or more stockholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined in paragraph (A)(4) above), in each case continuously for at least three (3) years as of both the date that the Proxy Access Notice is received by the Corporation pursuant to this Section 12, and as of the record date for determining stockholders eligible to vote at the annual meeting, at least three percent (3%) of the aggregate voting power of the Voting Stock (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the Corporation and the date of the applicable annual meeting, provided that the aggregate number of stockholders, and, if and to the extent that a stockholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed twenty (20). Two or more collective investment funds that are part of the same family of funds or sponsored by the same employer (a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this paragraph (E), provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Section 12. No shares may be attributed to more than one Eligible Stockholder or group comprising thereof under this Section 12 (and, for the avoidance of doubt, no stockholder may be a member of more than one group constituting an Eligible Stockholder). A record holder acting on behalf of one or more beneficial owners will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this paragraph (E), for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Stockholder’s holdings. For the avoidance of doubt, Proxy Access Request Required Shares will qualify as such if and only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the three-year (3 year) period ending on the date of the Proxy Access Notice and through the other applicable dates referred to above (in addition to the other applicable requirements being met).
(F)    No later than the final date on which a Proxy Access Notice may be submitted under this Section 12, an Eligible Stockholder (including each Constituent Holder) must provide in writing the information contemplated by Section 11(A)(3)(a)-(c) of this Article to the Secretary of the Corporation and the following information in writing to the Secretary of the Corporation:
(1)    the name and address of, and number of shares of Voting Stock owned by, such person;
(2)    one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three (3)-year holding period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Notice is delivered to the Corporation, such person owns, and has owned continuously for the preceding three (3) years, the Proxy Access Request Required Shares, and such person’s agreement to provide:
(a)    within ten (10) days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested to verify such person’s ownership of the Proxy Access Request Required Shares; and
(b)    immediate notice if the Eligible Stockholder ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of stockholders;
(3)    a representation that such person:
(a)    acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;
(b)     has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 12;
(c)    has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a Director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors;

(d)    will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and
(e)    will provide facts, statements and other information in all communications with the Corporation and its stockholders that are and will be true and correct and do not and will not omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 12;
(4)    in the case of a nomination by a group of stockholders that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and
(5)    an undertaking that such person agrees to:
(a)    assume all liability stemming from, and indemnify and hold harmless the Corporation and each of its Directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation; and
(b)    file with the Securities and Exchange Commission any solicitation by the Eligible Stockholder of stockholders of the Corporation relating to the annual meeting at which the Stockholder Nominee will be nominated.
In addition, no later than the final date on which a Proxy Access Notice may be submitted under this Section 12, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the Secretary of the Corporation documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds included within the Qualifying Fund are either part of the same family of funds or sponsored by the same employer. In order to be considered timely, any information required by this Section 12 to be provided to the Corporation must be supplemented (by delivery to the Secretary of the Corporation) (1) no later than ten (10) days following the record date for the applicable annual meeting, to disclose the foregoing information as of such record date, and (2) no later than the fifth day before the annual meeting, to disclose the foregoing information as of the date that is ten (10) days prior to such annual meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Stockholder or other person to change or add any proposed Stockholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these By-Laws) available to the Corporation relating to any defect.

(G)    The Eligible Stockholder may provide to the Secretary of the Corporation, at the time the information required by this Section 12 is originally provided, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed 500 words, in support of the candidacy of such Eligible Stockholder’s Stockholder Nominee (the “Statement”). Notwithstanding anything to the contrary contained in this Section 12, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading; omits to state any material fact; directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly, makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or would violate any applicable law or regulation.
(H)    No later than the final date on which a Proxy Access Notice may be submitted under this Section 12, each Stockholder Nominee must:
(1)    provide to the Corporation an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the Corporation reasonably promptly upon written request of a stockholder), that such Stockholder Nominee consents to being named in the Corporation’s proxy statement and form of proxy card (and will not agree to be named in any other person’s proxy statement or form of proxy card) as a nominee and to serving as a Director of the Corporation if elected;
(2)    provide in writing to the Secretary of the Corporation at the principal executive offices of the Corporation the statements and signed and completed questionnaire contemplated by Section 6 of this Article and the information contemplated by Section 11(A)(3)(a)-(c) of this Article;
(3)    complete, sign and submit all other questionnaires required of Directors of the Corporation generally; and
(4)    provide such additional information as necessary to permit the Board of Directors to determine if any of the matters referred to in paragraph (I) below apply or to determine if such Stockholder Nominee has any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s corporate governance guidelines and policies or if such person is or has been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission.
In the event that any information or communications provided by the Eligible Stockholder (or any Constituent Holder) or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including without limitation under these By-Laws) available to the Corporation relating to any such defect.

(I)    The Corporation shall not be required to include, pursuant to this Section 12, a Stockholder Nominee in its proxy materials for any annual meeting of stockholders, or, if the proxy statement already has been filed, to allow the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation:
(1)    who is not independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Directors of the Corporation, in each case as determined by the Board of Directors;
(2)    whose service as a member of the Board of Directors would violate or cause the Corporation to be in violation of these By-Laws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the common stock of the Corporation is traded, or any applicable law, rule or regulation;
(3)    if the Eligible Stockholder (or any Constituent Holder) or applicable Stockholder Nominee otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Section 12 or any agreement, representation or undertaking required by this Section; or
(4)    if the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not owning the Proxy Access Request Required Shares through the date of the applicable annual meeting.
For the purposes of this paragraph (I), clauses (1) and (2) and, to the extent related to a breach or failure by the Stockholder Nominee, clause (3) will result in the exclusion from the proxy materials pursuant to this Section 12 of the specific Stockholder Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of such Stockholder Nominee to be nominated; provided, however, that clause (4) and, to the extent related to a breach or failure by an Eligible Stockholder (or any Constituent Holder), clause (3) will result in the Voting Stock owned by such Eligible Stockholder (or Constituent Holder) being excluded from the Proxy Access Request Required Shares (and, if as a result the Proxy Access Notice shall no longer have been filed by an Eligible Stockholder, the exclusion from the proxy materials pursuant to this Section 12 of all of the applicable stockholder’s Stockholder Nominees from the applicable annual meeting of stockholders or, if the proxy statement has already been filed, the ineligibility of all of such stockholder’s Stockholder Nominees to be nominated).
ARTICLE III - DIRECTORS
Section 1 - Number and Term - The number of Directors who shall constitute the Board of Directors shall be the number fixed from time to time pursuant to a resolution adopted by a majority of the entire Board of Directors in accordance with the Certificate of Incorporation.

Section 2 - Resignations - Any Director or member of a committee of the Board of Directors may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein and if no time be specified, at the time of its receipt by the Secretary. The acceptance of a resignation shall not be necessary to make it effective unless the resignation requires acceptance.
Section 3 - Newly-Created Directorships and Vacancies - Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly-created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the Directors then in office, though less than a quorum. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
Section 4 - Chairman of the Board and Presiding Director - The Board of Directors shall annually elect one of its members to be Chairman of the Board and shall fill any vacancy in the position of the Chairman of the Board at such time and in such manner as the Board of Directors shall determine. The Chairman of the Board may, but need not, be an officer of, or employed in an executive or any other capacity by, the Corporation. If the Chairman of the Board is an officer of, or employed in an executive or any other capacity by, the Corporation, the Board of Directors also shall elect a Presiding Director. The Presiding Director shall not be an officer of, or employed in an executive or any other capacity by, the Corporation. In addition to presiding at all meetings of the stockholders of the Corporation and of the Board of Directors, the Chairman of the Board shall see that all orders, resolutions, and policies adopted or established by the Board of Directors are carried into effect; and the Chairman of the Board shall do and perform such other duties as from time to time may be assigned to the Chairman of the Board by the Board of Directors.
Section 5 - Powers - The Board of Directors may exercise all of the powers of the Corporation, except such as are by law or by the Certificate of Incorporation of the Corporation or by these By-Laws conferred upon or reserved to the stockholders.
Section 6 - Committees -
(A)    Committees of the Board - The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the Directors of the Corporation which, to the extent provided in said resolution or resolutions or in these By-Laws shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it.
(B)    Limitation on Committee Authority - No committee shall have the power or authority of the Board of Directors in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of Directors) expressly required by the DGCL to be submitted to stockholders for approval; or (ii) adopting, amending or repealing the By-Laws of the Corporation.

(C)    Procedural Provisions - A majority of the members of a committee shall constitute a quorum for the transaction of business, and the act of a majority of such members present at any meeting at which there is a quorum shall be the act of such committee. If at any meeting of a committee there shall be less than a quorum present, a majority of those members present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The Board of Directors may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be stated in these By-Laws or as may be determined from time to time by resolution adopted by the Board of Directors.
Each committee shall keep regular minutes of its proceedings and report its acts and proceedings to the Board.
Section 7 - Meetings - Regular meetings of the Board of Directors may be held without notice at such places (if any), within or without the State of Delaware, and times as shall be determined from time to time by resolution of the Board of Directors.
Special meetings of the Board of Directors may be called by the Chairman of the Board or the Chief Executive Officer and shall be called by the Secretary at the direction of the Chairman of the Board or the Chief Executive Officer or on the written request of any two (2) Directors. Notice of a special meeting shall be given to each Director at least twenty-four (24) hours prior to such meeting. Notice of each such meeting shall be delivered personally to each Director or sent by telephone, telegram, telex, facsimile, or electronic mail to such a place as designated from time to time by each Director or, in the absence of any such designation, to the Director’s last known place of business or residence. Any such meeting shall be held at such place or places (if any), within or without the State of Delaware, and times as may be determined by the Directors or as shall be stated in the notice.
Section 8 - Quorum - Directors constituting a majority of the total number of authorized directorships shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically required by the Certificate of Incorporation, the laws of the State of Delaware, or these By-Laws. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned.
Section 9 - Compensation - No employee of the Corporation shall receive any additional compensation or remuneration for serving as a member of the Board of Directors. Members of the Board of Directors who are not otherwise employed by the Corporation may receive such compensation as determined by resolution of the Board of Directors.

Section 10 - Action Without Meeting - Unless otherwise restricted by the Certificate of Incorporation or the By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof, may be taken without a meeting if all members of the Board of Directors, or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Any person (whether or not then a Director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section at such effective time so long as such person is then a Director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.
ARTICLE IV - OFFICERS
Section 1 - Designation - The Corporation shall have a Chief Executive Officer. In addition, the Corporation shall have such other officers with such titles and duties as shall be stated in these By-Laws or in a resolution of the Board of Directors which is not inconsistent with these By-Laws and as may be necessary to enable him or her to sign instruments and stock certificates which comply with the DGCL. One of the officers of the Corporation shall have the duty to record the proceedings of the meetings of the stockholders and Directors in a book to be kept for that purpose. Officers shall be chosen in such manner and shall hold their offices for such terms as are prescribed in these By-Laws or determined by the Board of Directors. None of the officers, except the Chief Executive Officer, need be Directors. One person may hold more than one office at the same time provided the duties of such officer may be properly and consistently performed by one person.
Section 2 - Chief Executive Officer - The Chief Executive Officer shall have responsibility for the general and active management of the business of the Corporation and shall do and perform such other duties as from time to time may be assigned to the Chief Executive Officer by the Board of Directors. In the event of the inability of the Chairman of the Board to act, the Chief Executive Officer shall preside at all meetings of the stockholders of the Corporation and of the Board of Directors of the Corporation.
ARTICLE V - INDEMNIFICATION AND INSURANCE
Section 1 - Indemnification -
(A)    Right to Indemnification - Subject to the limitations set forth in Section 1(B) and Section 1(C) of this Article, each person who was or is made a party to or is threatened to be made a party to or is otherwise involved or called as a witness in any action, suit or proceeding, whether civil, criminal, administrative or investigative, or any appeal therefrom (hereinafter a “proceeding”), by reason of the fact that he or she is or was an Indemnified Person, whether the basis of such proceeding is alleged action in an official capacity as an Indemnified Person or in any other capacity while serving in such official capacity, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA or other excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.
(B)    Limitation on Indemnification for Proceedings Commenced by an Indemnified Person - Notwithstanding Section 1(A) of this Article, the Corporation shall indemnify an Indemnified Person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was brought in accordance with Section 3 of this Article or if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation or by any person designated to grant such authorization pursuant to a resolution adopted by the Board of Directors.
(C)    Determination of Entitlement to Indemnification - Any indemnification under this Section 1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of an Indemnified Person is proper in the circumstances because such Indemnified Person has met the applicable standard of conduct set forth in the DGCL and this Article. Such determination shall be made in accordance with the applicable provisions of Section 145 of the DGCL. Notwithstanding anything in this Article V to the contrary, the Corporation shall not indemnify any Indemnified Person if such indemnification is contrary to applicable law or the Certificate of Incorporation.
(D)    Definition of Indemnified Person - For purposes of this Article, “Indemnified Person” means any person who is or was, or has agreed to become (1) a Director, officer or employee of the Corporation, (2) a Director, officer or employee of the Corporation serving as a Director or officer (or in a substantially similar capacity) of, or serving as a trustee or fiduciary of an employee benefit plan of, an entity or enterprise at the request of or on behalf of the Corporation, and (3) a Director, officer or employee of the Corporation serving as a trustee or fiduciary of an employee benefit plan of the Corporation.
Section 2 - Right to Advancement of Expenses - Each Indemnified Person shall, subject in all events to satisfaction of the terms and conditions set forth in or imposed pursuant to clauses (A) and (B) of this Section 2, have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition (an “advancement of expenses”) upon (A) the receipt of an undertaking (an “undertaking”) by or on behalf of such person to cooperate with the Corporation and its insurers in connection with the proceeding and any related matter and to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such person is not entitled to be indemnified for such expenses pursuant to this Article and (B) in the case of an advancement of expenses for any Indemnified Person other than a present or former Director of the Corporation, such other terms and conditions as the Corporation, in its sole discretion, deems appropriate. An Indemnified Person may be paid by the Corporation the expenses (including attorneys’ fees) incurred in pursuing any proceeding initiated by such Indemnified Person in advance of its final disposition if such advancement is authorized by the Board of Directors of the Corporation or by any person designated to grant such authorization pursuant to a resolution adopted by the Board of Directors.

Section 3 - Right of Indemnified Person to Bring Judicial Action -
(A)    Indemnified Person’s Right to Bring Judicial Action - If a claim made by an Indemnified Person under any of the preceding sections of this Article is not paid in full by the Corporation within 120 days after a written request therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 60 days, the Indemnified Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses, the Indemnified Person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (1) any suit brought by the Indemnified Person to enforce a right to indemnification under this Article (but not in a suit to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit brought by the Corporation to recover an advancement of expenses, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnified Person has not met any applicable standard for indemnification set forth in the DGCL or this Article.
(B)    Presumptions and Burdens of Proof - The following shall not be a defense in any suit brought by an Indemnified Person to recover an advancement of expenses and shall not create a presumption in any suit (whether or not brought by an Indemnified Person) that an Indemnified Person has not met the applicable standards of conduct required by the DGCL or this Article to obtain indemnification: (1) the failure of the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) to have made a determination that the Indemnified Person has met the applicable standard of conduct set forth in the DGCL or this Article, and (2) an actual determination by the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) that the Indemnified Person has not met such applicable standard of conduct. In any suit brought by an Indemnified Person to enforce a right to indemnification or to an advancement of expenses under this Article, or brought by the Corporation to recover an advancement of expenses, the Corporation shall bear the burden of proving that such person is not entitled to be indemnified or advanced expenses under this Article or otherwise.
Section 4 - Miscellaneous -
(A)    Non-Exclusivity of Rights - The rights conferred on any person by this Article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested Directors or otherwise.
(B)    Insurance, Contracts, and Funding - The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation against any expenses, liabilities or losses, regardless of whether the Corporation would have the power to indemnify such person against such expenses, liabilities or losses under the DGCL.

(C)    Contractual Nature - The rights conferred upon any person in this Article shall be contract rights and such rights shall continue as to any person who has ceased to be a Director, officer, employee, trustee or agent, and shall inure to the benefit of such person’s heirs, executors and administrators. A right to indemnification or to advancement of expenses arising under any provision of this Article shall not be eliminated or impaired by an amendment, alteration or repeal of any provision of the By-Laws of this Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.
(D)    Severability - If this Article, or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, this Article shall be deemed to be modified to the minimum extent necessary to avoid a violation of law and, as so modified, this Article and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by law.
ARTICLE VI - MISCELLANEOUS
Section 1 - Certificates of Stock - The stock of the Corporation may be represented by certificated or uncertificated shares, as determined by the Corporation in accordance with applicable law.
Section 2 - Lost Certificates - A new certificate of stock or uncertificated shares may be issued in the place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed; and the Corporation may, in its discretion, require the owner of the lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond in such sum as they may direct to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate, or the issuance of any such new certificate.
Section 3 - Transfer of Shares - Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. The shares of stock of the Corporation represented by a certificate shall be transferable upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives by the surrender of the old certificates duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers or to such other person as the Directors may designate, by whom they shall be canceled; and new certificates, if any, shall thereupon be issued. A record shall be made of each transfer; and whenever a transfer shall be made for collateral security, and not absolutely, it shall be expressed in the entry of the transfer.

Section 4 - Record Date - In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting in accordance with the foregoing provisions.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 5 - Registered Stockholders - The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner and to hold liable for calls and assessments a person registered on its books as the owner of shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
Section 6 - Dividends - Subject to the provisions of the Certificate of Incorporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the Corporation as and when they deem expedient. Dividends may be paid in cash, in property, or in shares of the capital stock of the Corporation; and in the case of a dividend paid in shares of theretofore unissued capital stock of the Corporation, the Board of Directors shall, by resolution, direct that there be designated as capital in respect of such shares an amount not less than the aggregate par value of such shares and, in the case of shares without par value, such amount as shall be fixed by the Board of Directors. Before declaring any dividend, there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for such other purposes as the Directors shall deem conducive to the interests of the Corporation.

Section 7 - Seal - The corporate seal shall be circular in form and shall contain the name of the Corporation, the year of its creation, and the words, “CORPORATE SEAL DELAWARE.” Said seal may be used by causing it, or a facsimile thereof, to be impressed or affixed or reproduced or otherwise.
Section 8 - Fiscal Year - The fiscal year of the Corporation shall begin on the first day of January in each year and shall end on the last day of December in each year.
Section 9 - Checks - All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall be determined from time to time by resolution of the Board of Directors.
Section 10 - Notice and Waiver of Notice - Whenever any notice is required by these By-Laws to be given, personal notice is not meant unless expressly so stated. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. If delivered by facsimile, notice is given when verification that such notice was sent is received by the sender. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by statute. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
Whenever any notice whatever is required to be given under the provisions of any law or under the provisions of the Certificate of Incorporation of the Corporation or these By-Laws, a waiver thereof in writing signed by the person or persons entitled to said notice, or a waiver by electronic transmission by any such person, whether before or after the time stated therein, shall be deemed equivalent thereto. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at a meeting shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.
Section 11 - Ratification by Stockholders - Any contract, transaction, or act of the Corporation or of the Directors or of any committee which shall be ratified by the holders of a majority of the voting power of the shares of stock of the Corporation present in person or by proxy at a stockholder meeting and entitled to vote thereon, shall, insofar as permitted by law or under the provisions of the Certificate of Incorporation of the Corporation or these By-Laws, be as valid and binding as though ratified by every stockholder of the Corporation.
Section 12 - Interested Directors - No contract or transaction between the Corporation and one or more of its Directors or officers or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its Directors or officers are Directors or officers or have a financial interest, shall be void or voidable solely for this reason or solely because the Director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction or solely because his or her or their votes are counted for such purpose if:

(1)    the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or
(2)     the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or
(3)     the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the stockholders.
Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
ARTICLE VII - AMENDMENTS
The By-Laws of this Corporation may be made, altered, amended, or repealed by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares entitled to vote thereon, provided that notice of the proposed making, alteration, amendment or repeal is included in the notice of the meeting at which such action takes place.
The By-Laws of this Corporation may also be made, altered, amended, or repealed by Directors constituting a majority of the total number of authorized directorships at any regular or special meeting of the Board of Directors provided that notice of the proposed making, alteration, amendment, or repeal to be made is included in the notice of the meeting at which such action takes place. No By-Law shall be made, altered, amended, or repealed so as to make such By-Law inconsistent with or violative of any provision of the Certificate of Incorporation.

With effect as of May 23, 2019

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